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                                                                    EXHIBIT 15

                      [SOLVAY PHARMACEUTICALS LETTERHEAD]

          HART-SCOTT-RODINO WAITING PERIOD EXPIRES FOR SOLVAY GROUP'S
                  ACQUISITION OF UNIMED PHARMACEUTICALS, INC.

      Solvay Pharmaceuticals, Inc. announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to Solvay's tender offer for shares of Unimed Pharmaceuticals expired at 11:59 p.m. on July 3, 1999. Expiration of the waiting period was a condition to the tender offer, and such condition has now been satisfied.